NEWS RELEASE
May 2, 2018 Contact: Peter D. Thompson, EVP and CFO
FOR IMMEDIATE RELEASE                            (301) 429-4638
Washington, DC

URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

Washington, DC: - Urban One, Inc. (NASDAQ: UONEK and UONE) today reported its results for the quarter ended March 31, 2018.  Net revenue was approximately $99.6 million, a decrease of 1.6% from the same period in 2017. Broadcast and digital operating income1 was approximately $32.5 million, a decrease of 7.0% from the same period in 2017. The Company reported operating income of approximately $7.3 million for the three months ended March 31, 2018, compared to $16.5 million for the same period in 2017. Net loss was approximately $22.6 million or $0.48 per share (basic) compared to net loss of approximately $2.3 million or $0.05 per share (basic) for the same period in 2017. Adjusted EBITDA2 was approximately $28.5 million for the three months ended March 31, 2018, compared to $27.7 million for the same period in 2017, an increase of 2.7%.

Alfred C. Liggins, III, Urban One's CEO and President stated, "I was pleased that we were able to grow our Adjusted EBITDA, despite some softness in the radio markets and ratings challenges at TV One. According to Miller Kaplan, our radio clusters outperformed their markets by 190 Bps. TV One ratings for primetime in the P25-54 demographic were down 9% vs Q1 2017, and sequentially flat vs. Q4 2017. Digital revenues continue to perform well, driven by our 2017 acquisition of the Bossip and Madame Noire brands and websites. Our cash generation for the quarter was strong; we added approximately $6.3 million of cash to the balance sheet while repurchasing $11.0 million of our 9.25% 2020 Notes, which re-affirms our commitment to reducing the Company's leverage. Finally, we recently entered into a binding agreement to sell WPZR in Detroit for $12.7 million, which represents a high double-digit seller's multiple and will further help to reduce our net leverage.  Pro-forma for the asset sale, our net leverage ratio at March 31, 2018 was approximately 6.68x."

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PAGE 2 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

RESULTS OF OPERATIONS

	Three Months Ended March 31,
	2018	2017
STATEMENT OF OPERATIONS	(unaudited)
	(in thousands, except share data)

NET REVENUE	$99,621	$101,289
OPERATING EXPENSES
Programming and technical, excluding stock-based compensation	32,147	31,897
Selling, general and administrative, excluding stock-based compensation	34,977	34,455
Corporate selling, general and administrative, excluding stock-based compensation	8,962	10,039
Stock-based compensation	1,376	133
Depreciation and amortization	8,288	8,312
Impairment of long-lived assets	6,556	-
Total operating expenses	92,306	84,836
Operating income	7,315	16,453
INTEREST INCOME	144	103
INTEREST EXPENSE	19,281	20,346
GAIN ON RETIREMENT OF DEBT	(239)	-
OTHER INCOME, net	(1,901)	(1,321)
Loss before provision for (benefit from) income taxes and noncontrolling interest in income (loss) of subsidiaries	(9,682)	(2,469)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	12,840	(112)
CONSOLIDATED NET LOSS	(22,522)	(2,357)
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	33	(44)
CONSOLIDATED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(22,555)	$(2,313)

AMOUNTS ATTRIBUTABLE TO COMMON STOCKHOLDERS
CONSOLIDATED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(22,555)	$(2,313)

Weighted average shares outstanding - basic[3]	46,757,386	47,965,189
Weighted average shares outstanding - diluted[4]	46,757,386	47,965,189

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PAGE 3 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

	Three Months Ended March 31,
	2018	2017
PER SHARE DATA - basic and diluted:	(unaudited)	(unaudited)
	(in thousands, except per share data)

Consolidated net loss attributable to common stockholders (basic)	$(0.48)	$(0.05)

Consolidated net loss attributable to common stockholders (diluted)	$(0.48)	$(0.05)

SELECTED OTHER DATA
Broadcast and digital operating income [1]	$32,497	$34,937
Broadcast and digital operating income margin (% of net revenue)	32.6%	34.5%

Broadcast and digital operating income reconciliation:

Consolidated net loss attributable to common stockholders	$(22,555)	$(2,313)
Add back non-broadcast and digital operating income items included in consolidated net loss:
Interest income	(144)	(103)
Interest expense	19,281	20,346
Provision for (benefit from) income taxes	12,840	(112)
Corporate selling, general and administrative expenses	8,962	10,039
Stock-based compensation	1,376	133
Gain on retirement of debt	(239)	-
Other income, net	(1,901)	(1,321)
Depreciation and amortization	8,288	8,312
Noncontrolling interest in income (loss) of subsidiaries	33	(44)
Impairment of long-lived assets	6,556	-
Broadcast and digital operating income	$32,497	$34,937

Adjusted EBITDA[2]	$28,489	$27,745

Adjusted EBITDA reconciliation:

Consolidated net loss attributable to common stockholders:	$(22,555)	$(2,313)
Interest income	(144)	(103)
Interest expense	19,281	20,346
Provision for (benefit from) income taxes	12,840	(112)
Depreciation and amortization	8,288	8,312
EBITDA	$17,710	$26,130
Stock-based compensation	1,376	133
Gain on retirement of debt	(239)	-
Other income, net	(1,901)	(1,321)
Noncontrolling interest in income (loss) of subsidiaries	33	(44)
Employment Agreement Award, incentive plan award expenses and other compensation	1,588	1,041
Contingent consideration from acquisition	1,530	-
Severance-related costs	198	353
Cost method investment income	1,638	1,453
Impairment of long-lived assets	6,556	-
Adjusted EBITDA	$28,489	$27,745

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PAGE 4 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

	March 31, 2018	December 31, 2017
	(unaudited)
	(in thousands)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents and restricted cash	$44,092	$37,811
Intangible assets, net	958,144	971,484
Total assets	1,305,558	1,316,755
Total debt (including current portion, net of original issue discount and issuance costs)	959,521	970,666
Total liabilities	1,277,021	1,263,320
Total stockholders' equity	17,323	42,655
Redeemable noncontrolling interest	11,214	10,780

	March 31, 2018	Applicable Interest Rate
	(in thousands)
SELECTED LEVERAGE DATA:
2017 Credit Facility, net of original issue discount and issuance costs of approximately $7.8 million (subject to variable rates) (a)	$338,727	5.88%
9.25% senior subordinated notes due February 2020, net of original issue discount and issuance costs of approximately $1.1 million (fixed rate)	262,884	9.25%
7.375% senior secured notes due April 2022, net of original issue discount and issuance costs of approximately $4.0 million (fixed rate)	346,038	7.375%
Comcast Note due April 2019 (fixed rate)	11,872	10.47%

(a)	Subject to variable Libor plus a spread that is incorporated into the applicable interest rate set forth above.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent management's current expectations and are based upon information available to Urban One at the time of this release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond Urban One's control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause actual results to differ materially are described in Urban One's reports on Forms 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission (the "SEC"). Urban One does not undertake any duty to update any forward-looking statements.

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PAGE 5 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

Net revenue consists of gross revenue, net of local and national agency and outside sales representative commissions. Agency and outside sales representative commissions are calculated based on a stated percentage applied to gross billing.

	Three Months Ended March 31,
	2018	2017	$ Change	% Change
	(Unaudited)
	(in thousands)
Net Revenue:
Radio Advertising	$44,622	$46,187	$(1,565)	-3.4%
Political Advertising	200	243	(43)	-17.7%
Digital Advertising	8,146	5,506	2,640	47.9%
Cable Television Advertising	18,936	21,140	(2,204)	-10.4%
Cable Television Affiliate Fees	27,250	27,323	(73)	-0.3%
Event Revenues & Other	467	890	(423)	-47.5%

Net Revenue (as reported)	$99,621	$101,289	$(1,668)	-1.6%

Net revenue decreased to approximately $99.6 million for the quarter ended March 31, 2018, from approximately $101.3 million for the same period in 2017, a decrease of 1.6%. Net revenues from our radio broadcasting segment decreased 0.6% compared to the same period in 2017. We experienced net revenue declines most significantly in our Atlanta, Raleigh and St. Louis markets, with our Cincinnati, Cleveland, Dallas, Philadelphia and Richmond markets experiencing growth for the quarter. We recognized approximately $46.2 million of revenue from our cable television segment during the three months ended March 31, 2018, compared to approximately $48.6 million for the same period in 2017, with a decrease primarily in advertising sales.  Net revenue from our Reach Media segment decreased approximately $1.1 million for the quarter ended March 31, 2018, compared to the same period in 2017 due primarily to weaker demand. Finally, net revenues for our digital segment increased 47.9% for the three months ended March 31, 2018, compared to the same period in 2017, primarily due to an increase in direct revenues and due to performance from our digital acquisition.

Operating expenses, excluding depreciation and amortization, stock-based compensation and impairment of long-lived assets, decreased to approximately $76.1 million for the quarter ended March 31, 2018, down 0.4% from the approximately $76.4 million incurred for the comparable quarter in 2017. The overall operating expense decrease was driven by lower corporate selling, general and administrative expenses, which were partially offset by an increase of programming and technical expenses and an increase of selling, general and administrative expenses.

Depreciation and amortization expense decreased 0.3% for the quarter ended March 31, 2018, primarily due to the mix of assets approaching or near the end of their useful lives.

Interest expense decreased to approximately $19.3 million for the quarter ended March 31, 2018, compared to approximately $20.3 million for the same period in 2017. The Company made cash interest payments of approximately $18.4 million on its outstanding debt for the quarter ended March 31, 2018, compared to cash interest payments of approximately $19.9 million on all outstanding instruments for the quarter ended March 31, 2017. On April 18, 2017, the Company closed on a new senior secured credit facility (the "2017 Credit Facility"). The proceeds from the 2017 Credit Facility were used to prepay in full the Company's previously existing senior secured credit facility and the agreement governing such credit facility was terminated on April 18, 2017.

The gain on retirement of debt of $239,000 for the quarter ended March 31, 2018, was due to the redemption of approximately $11 million of our 2020 Notes at a discount.

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PAGE 6 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

The impairment of long-lived assets for the three months ended March 31, 2018, was related to a non-cash impairment charge of approximately $2.7 million recorded to reduce the carrying value of our Charlotte goodwill balance and a charge of approximately $3.8 million associated with our Detroit market radio broadcasting licenses.

For the three months ended March 31, 2018, we recorded a provision for income taxes of approximately $12.8 million on a pre-tax loss from continuing operations of approximately $9.7 million, which results in a tax rate of (132.6)%. This tax rate is based on an estimated annual effective rate of (141.1)%, primarily attributable to the limitation of interest expense that results in a deferred tax benefit which is expected to be recognizable at the end of the year, and a discrete tax benefit of $823,000. For the three months ended March 31, 2017, we recorded a benefit from income taxes of $112,000 on a pre-tax loss from continuing operations of approximately $2.5 million, which results in a tax rate of 4.5%. This tax rate is based on an estimated annual effective rate of 18.6%, and a discrete tax provision adjustment for $346,000. The Company paid $748,000 and $167,000 in taxes for the quarters ended March 31, 2018 and 2017, respectively.

Other income, net increased to approximately $1.9 million for the quarter ended March 31, 2018, compared to approximately $1.3 million for the same period in 2017.

The increase in noncontrolling interests in income (loss) of subsidiaries was due primarily to net income recognized by Reach Media during the three months ended March 31, 2018, versus a net loss during the three months ended March 31, 2017.

Other pertinent financial information includes capital expenditures of $914,000 and approximately $1.5 million for the quarters ended March 31, 2018 and 2017, respectively.

During the three months ended March 31, 2018, the Company did not repurchase any Class A common stock and repurchased 1,000,455 shares of Class D common stock in the amount of approximately $1.9 million.  There were no open market stock repurchases made during the three months ended March 31, 2017.

The Company, in connection with its 2009 stock plan, is authorized to purchase shares of Class D common stock to satisfy employee tax obligations in connection with the vesting of share grants under the plan. During the three months ended March 31, 2018, the Company executed a Stock Vest Tax Repurchase of 567,791 shares of Class D Common Stock in the amount of approximately $1.0 million. During the three months ended March 31, 2017, the Company executed a Stock Vest Tax Repurchase of 317,103 shares of Class D Common Stock in the amount of $915,000.

On May 1, 2018, the Company announced it signed a definitive agreement to sell the assets of one of its Detroit, Michigan, radio stations, WPZR-FM (102.7 FM), to Educational Media Foundation, of California, for total consideration of approximately $12.7 million. As part of the deal, the Company will receive 3 FM translators that service the Detroit metropolitan area, and these signals will be combined with its existing FM translator to multicast the Detroit Praise Network. The closing on the sale of WPZR-FM is subject to customary conditions, prorations and adjustments, including approval from the FCC. Urban One expects the transaction to close shortly after final consent from the FCC.

Supplemental Financial Information:
For comparative purposes, the following more detailed, unaudited statements of operations for the three months ended March 31, 2018 and 2017 are included.

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PAGE 7 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

	Three Months Ended March 31, 2018
	(in thousands, unaudited)

		Radio	Reach		Cable	Corporate/
	Consolidated	Broadcasting	Media	Digital	Television	Eliminations

STATEMENT OF OPERATIONS:

NET REVENUE	$99,621	$39,513	$6,520	$8,146	$46,186	$(744)
OPERATING EXPENSES:
Programming and technical	32,147	9,643	4,286	3,479	14,811	(72)
Selling, general and administrative	34,977	17,420	1,440	6,906	9,883	(672)
Corporate selling, general and administrative	8,962	-	757	1	1,969	6,235
Stock-based compensation	1,376	178	18	59	3	1,118
Depreciation and amortization	8,288	870	63	476	6,557	322
Impairment of long-lived assets	6,556	6,556	-	-	-	-
Total operating expenses	92,306	34,667	6,564	10,921	33,223	6,931
Operating income (loss)	7,315	4,846	(44)	(2,775)	12,963	(7,675)
INTEREST INCOME	144	-	-	-	-	144
INTEREST EXPENSE	19,281	338	-	-	1,919	17,024
GAIN ON RETIREMENT OF DEBT	(239)	-	-	-	-	(239)
OTHER INCOME, net	(1,901)	(219)	-	-	-	(1,682)
(Loss) income before provision for (benefit from) income taxes and noncontrolling interest in income of subsidiaries	(9,682)	4,727	(44)	(2,775)	11,044	(22,634)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	12,840	1,116	50	(509)	2,705	9,478
CONSOLIDATED NET (LOSS) INCOME	(22,522)	3,611	(94)	(2,266)	8,339	(32,112)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	33	-	-	-	-	33
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(22,555)	$3,611	$(94)	$(2,266)	$8,339	$(32,145)

Adjusted EBITDA[2]	$28,489	$12,605	$37	$(696)	$19,920	$(3,377)

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PAGE 8 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

	Three Months Ended March 31, 2017
	(in thousands, unaudited)

		Radio	Reach		Cable	Corporate/
	Consolidated	Broadcasting	Media	Digital	Television	Eliminations

STATEMENT OF OPERATIONS:

NET REVENUE	$101,289	$39,737	$7,663	$5,506	$48,554	$(171)
OPERATING EXPENSES:
Programming and technical	31,897	7,917	5,194	2,603	16,191	(8)
Selling, general and administrative	34,455	18,336	1,497	4,041	10,685	(104)
Corporate selling, general and administrative	10,039	-	1,224	-	2,311	6,504
Stock-based compensation	133	64	-	-	-	69
Depreciation and amortization	8,312	957	54	341	6,561	399
Total operating expenses	84,836	27,274	7,969	6,985	35,748	6,860
Operating income (loss)	16,453	12,463	(306)	(1,479)	12,806	(7,031)
INTEREST INCOME	103	-	-	-	-	103
INTEREST EXPENSE	20,346	337	-	-	1,919	18,090
OTHER INCOME, net	(1,321)	(25)	-	-	-	(1,296)
(Loss) income before (benefit from) provision for income taxes and noncontrolling interest in loss of subsidiaries	(2,469)	12,151	(306)	(1,479)	10,887	(23,722)
(BENEFIT FROM) PROVISION FOR INCOME TAXES	(112)	4,661	(122)	22	4,225	(8,898)
CONSOLIDATED NET (LOSS) INCOME	(2,357)	7,490	(184)	(1,501)	6,662	(14,824)
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(44)	-	-	-	-	(44)
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(2,313)	$7,490	$(184)	$(1,501)	$6,662	$(14,780)

Adjusted EBITDA[2]	$27,745	$13,748	$(211)	$(1,132)	$19,394	$(4,054)

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PAGE 9 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

Urban One, Inc. will hold a conference call to discuss its results for the first fiscal quarter of 2018. The conference call is scheduled for Wednesday, May 02, 2018 at 10:00 a.m. EDT. To participate on this call, U.S. callers may dial toll-free 1-800-230-1085; international callers may dial direct (+1) 612-332-0107.

A replay of the conference call will be available from 12:00 p.m. EDT May 02, 2018 until 11:59 p.m. EDT May 05, 2018. Callers may access the replay by calling 1-800-475-6701; international callers may dial direct (+1) 320-365-3844. The replay Access Code is 447973.

Access to live audio and a replay of the conference call will also be available on Urban One's corporate website at www.urban1.com. The replay will be made available on the website for seven days after the call.

Urban One, Inc. (urban1.com), formerly known as Radio One, Inc., together with its subsidiaries, is the largest diversified media company that primarily targets Black Americans and urban consumers in the United States. The Company owns TV One, LLC (tvone.tv), a television network serving more than 59 million households, offering a broad range of original programming, classic series and movies designed to entertain, inform and inspire a diverse audience of adult Black viewers. As one of the nation's largest radio broadcasting companies, Urban One currently owns and/or operates 56 broadcast stations in 15 urban markets in the United States. Through its controlling interest in Reach Media, Inc. (blackamericaweb.com), the Company also operates syndicated programming including the Tom Joyner Morning Show, Russ Parr Morning Show, Rickey Smiley Morning Show, Get up Morning! with Erica Campbell, DL Hughley Show, Willie Moore Jr Show, Nightly Spirit with Darlene McCoy, Reverend Al Sharpton Show. In addition to its radio and television broadcast assets, Urban One owns Interactive One, LLC (ionedigital.com), the largest digital resource for urban enthusiasts and Blacks, reaching millions each month through its Cassius and BHM Digital platforms. Additionally, One Solution, the Company's branded content agency and studio combines the dynamics of Urban One's holdings to provide brands with an integrated and effectively engaging marketing approach that reaches 82% of Black Americans throughout the country.

Notes:

1 "Broadcast and digital operating income" consists of net (loss) income before depreciation and amortization, corporate selling, general and administrative expenses, stock-based compensation, income taxes, noncontrolling interest in income (loss) of subsidiaries, interest expense, impairment of long-lived assets, other (income) expense, loss (gain) on retirement of debt, gain on sale-leaseback and interest income. Broadcast and digital operating income is not a measure of financial performance under generally accepted accounting principles. Nevertheless, broadcast and digital operating income is a significant measure used by our management to evaluate the operating performance of our core operating segments because broadcast and digital operating income provides helpful information about our results of operations apart from expenses associated with our fixed assets and long-lived intangible assets, income taxes, investments, debt financings and retirements, overhead, stock-based compensation, impairment charges, and asset sales. Our measure of broadcast and digital operating income is similar to industry use of station operating income; however, it reflects our more diverse business and therefore is not completely analogous to "station operating income" or other similarly titled measures used by other companies. Broadcast and digital operating income does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. A reconciliation of net income (loss) to broadcast and digital operating income has been provided in this release.

2 "Adjusted EBITDA" consists of net loss plus (1) depreciation, amortization, income taxes, interest expense, noncontrolling interest in (loss) income of subsidiaries, impairment of long-lived assets, stock-based compensation, (gain) loss on retirement of debt, gain on sale-leaseback , Employment Agreement and incentive plan award expenses and other compensation, contingent consideration from acquisition, severance-related costs, cost investment income, less (2) other income and interest income. Net income before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as "EBITDA." Adjusted EBITDA and EBITDA are not measures of financial performance under generally accepted accounting principles. However, we believe Adjusted EBITDA is often a useful measure of a company's operating performance and is a significant measure used by our management to evaluate the operating performance of our business because Adjusted EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our acquisitions and debt financing, our taxes, impairment charges, and gain on retirements of debt. Accordingly, we believe that Adjusted EBITDA provides useful information about the operating performance of our business, apart from the expenses associated with our fixed assets and long-lived intangible assets or capital structure. EBITDA is frequently used as one of the measures for comparing businesses in the broadcasting industry, although our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including, but not limited to the fact that our definition includes the results of all four segments (radio broadcasting, Reach Media, digital and cable television).  Adjusted EBITDA and EBITDA do not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA has been provided in this release.

3 For the three months ended March 31, 2018 and 2017, Urban One had 46,757,386 and 47,965,189 shares of common stock outstanding on a weighted average basis (basic), respectively.

4 For the three months ended March 31, 2018 and 2017, Urban One had 46,757,386 and 47,965,189 shares of common stock outstanding on a weighted average basis (fully diluted for outstanding stock awards), respectively.